Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2005, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-124580) and related Prospectus of Eye Care Centers of America, Inc. for the registration of $152,000,000 10 3/4% Senior Subordinated Notes due February 15, 2015.

/s/ Ernst & Young LLP

San Antonio, Texas

July 22, 2005